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                                                                EXHIBIT 99(d)(7)

                       THE PERFORMANCE DYNAMIC INCOME FUND
                       A SERIES OF PERFORMANCE FUNDS TRUST

                                                                 August 17, 2004

Trustmark Investment Advisors, Inc.
248 East Capitol Street
Jackson, Mississippi 39201

                     INVESTMENT ADVISORY CONTRACT SUPPLEMENT

Dear Sirs or Madams:

      This will confirm the agreement between Performance Funds Trust (the "Trust") and Trustmark Investment Advisors, Inc. (the "Adviser") as follows:

      The Performance Dynamic Income Fund (the "Fund") is a series of the Trust which has been organized as a business trust under the laws of the State of Delaware and are open-end management investment companies. The Trust and the Adviser have entered into a Transfer and Assumption Agreement, dated June 1, 2002 and a Master Investment Advisory Contract, dated May 19, 1992 (as from time to time amended and supplemented, the "Master Advisory Contract"), pursuant to which the Adviser has undertaken to provide or make provision for the Trust for certain investment advisory and management services identified therein and to provide certain other services, as more fully set forth therein. Certain capitalized terms used without definition in this Investment Advisory Contract Supplement have the meanings specified in the Master Advisory Contract.

      The Trust agrees with the Adviser as follows:

      1. ADOPTION OF MASTER ADVISORY CONTRACT. The Master Advisory Contract is hereby adopted for the Funds. The Funds shall each be one of the "Funds" referred to in the Master Advisory Contract; and their shares shall be "Series" of shares as referred to therein.

      2. PAYMENT OF FEES. For all services to be rendered, facilities furnished and expenses paid or assumed by the Adviser as provided in the Master Advisory Contract and herein, the Fund shall pay a monthly fee on the first business day of each month, based upon the average daily value (as determined on each business day at the time set forth in the Prospectus for determining net asset value per share) of the net assets of the Fund during the preceding month, at the annual rate of 0.75%.

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      If the foregoing correctly sets forth the agreement between the Trust and the Adviser, please so indicate by signing and returning to the Trust the enclosed copy hereof.

                                                      Very truly yours,

                                                      THE PERFORMANCE DYNAMIC
                                                      INCOME FUND, a series
                                                      of Performance Funds Trust

                                                      __________________________

The foregoing Contract is
hereby agreed to as of the
date hereof:

TRUSTMARK INVESTMENT ADVISORS, INC.

By:___________________________
   Title:

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